EXHIBIT 99.4

Unaudited Pro Forma Condensed Combined Financial Information

As of and For the Six Months Ended June 30, 2004 and

For the Year Ended December 31, 2003

(Dollars in thousands, except where indicated)

The following unaudited pro forma condensed combined financial information related to United Industries Corporation (United Industries or the Company) and its acquisition of The Nu-Gro Corporation (Nu-Gro) and its merger with and into United Pet Group, Inc. (UPG) is included as of and for the six months ended June 30, 2004 and for the year ended December 31, 2003.  The acquisition of Nu-Gro closed on April 30, 2004 and information regarding the transaction, including required financial and pro forma financial information has been previously filed with the U.S. Securities and Exchange Commission.  The purchase price allocation ascribed to the Nu-Gro acquisition has been presented in the second quarter Form 10-Q, previously filed with the U.S. Securities and Exchange Commission.  The pro forma information contained herein includes the required pro forma financial position and operating results of Nu-Gro but discussion is primarily limited to the acquisition of UPG.  The cash purchase price of UPG for $371.9 million includes transaction costs of approximately $5.4 million.

The unaudited pro forma condensed combined financial information presents how the combined financial statements of United Industries, a manufacturer and marketer of value-oriented products for the consumer lawn and garden care and household insect control markets in the United States, and UPG, a privately held marketer and manufacturer of premium branded pet supplies, may have appeared had the businesses actually been combined at the beginning of or as of the periods presented herein, as applicable.  The Company funded the transaction by amending and increasing its credit agreement by $250 million, including the addition of a $75 million second lien term loan, from the sale of approximately $70 million of common stock to affiliates of Thomas H. Lee Partners, the Company’s largest shareholder, Banc of America Securities LLC and certain UPG selling shareholders and the remainder from cash balances.  As a result of the merger, UPG and its subsidiaries became wholly-owned subsidiaries of the Company.  In addition, the unaudited pro forma condensed combined financial information shows the impact of the acquisition of UPG on the Company’s historical financial position and results of operations under the purchase method of accounting with United Industries treated as the acquirer.  Under this method of accounting, United Industries recorded the assets and liabilities of UPG at their estimated fair values as of July 30, 2004, the date the acquisition was completed.  The foregoing summary description of the merger does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger, a copy of which has previously been filed with the U.S. Securities and Exchange Commission and is incorporated herein by reference.

The unaudited pro forma condensed combined balance sheet presents the historical financial information of United Industries, which includes the impact of the Nu-Gro acquisition on April 30, 2004, and UPG as of June 30, 2004 and gives effect to the UPG acquisition as if it had been completed on June 30, 2004.  The unaudited pro forma condensed combined statements of operations present the historical financial information of United Industries and UPG for the six months ended June 30, 2004 and the year ended December 31, 2003 and give effect to the acquisition as if it had been completed on January 1, 2003.

The acquisition was announced on June 15, 2004 and provided for the purchase of all of the outstanding shares of UPG common stock for cash consideration of $366.5 million. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of United Industries, as filed in its quarterly and annual reports with the U.S. Securities and Exchange Commission, and the historical consolidated financial statements and the related notes of UPG. The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of UPG at their respective fair values and represents management’s estimates based on available information. The final allocation of the purchase price will be determined upon completion of a final valuation, from an independent third-party valuation firm, to determine the fair values of UPG’s tangible and identifiable intangible assets and liabilities as of the acquisition date. Increases or decreases in the fair value of the net assets, commitments, executory contracts and other items of UPG as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the acquisition been completed at the beginning of or as of the periods presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined companies. In addition, the allocation of the purchase price reflected herein is subject to adjustment and may vary materially from the actual purchase price allocation that will be recorded upon receipt of a final independent third-party valuation report.  Completion of such reports for UPG and Nu-Gro and final purchase price allocation is expected by the end of 2004.

United Industries Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2004

(Dollars in thousands, except where indicated)

The following preliminary unaudited pro forma condensed combined balance sheet presents the historical balance sheets of United Industries and UPG as if the companies had been combined on June 30, 2004:

	As of June 30, 2004
	United Industries Historical (1)	UPG Historical (2)	Pro Forma Adjustments		Total
ASSETS

Current assets:
Cash and cash equivalents	$8,502	$3,344	$(1,912	)(3)	$9,934
Accounts receivable, net	161,192	25,013	—		186,205
Inventories	126,707	40,479	6,139	(4)	173,325
Prepaid expenses and other current assets	15,323	6,097	(2,333	)(6)	19,087
Total current assets	311,724	74,933	1,894		388,551

Property, plant and equipment, net	69,251	23,041	2,292	(5)	94,584
Deferred tax asset	123,894	1,514	(59,834	)(6)	65,574
Goodwill	61,398	50,937	110,245	(7)	222,580
Intangible assets, net	157,621	30,785	155,166	(8)	343,572
Other assets, net	17,598	4,849	(2,503	)(9)	19,944
Total assets	$741,486	$186,059	$207,260		$1,134,805

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt and capital lease obligations	$4,151	$8,994	$(8,994	)(10)	$4,151
Accounts payable	57,754	9,388	—		67,142
Accrued expenses	54,923	13,585	—		68,508
Short-term borrowings	—	15,500	34,500	(11)	50,000
Warrant obligation	—	8,407	(8,407	)(15)	—
Total current liabilities	116,828	55,874	17,099		189,801

Long-term debt, net of current maturities	613,591	80,433	169,567	(12)	863,591
Capital lease obligations, net of current maturities	3,324	—	—		3,324
Other liabilities	4,055	346	—		4,401
Total liabilities	737,798	136,653	186,666		1,061,117

Commitments and contingencies

Redeemable and convertible preferred stock	—	64,225	(64,225	)(13)	—

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	665	11	106	(14)	782
Treasury stock	(24,469)	—	—		(24,469)
Warrants and options	11,745	—	—		11,745
Additional paid-in capital	170,672	2,748	67,135	(14)	240,555
Accumulated deficit	(152,865)	(15,221)	15,221	(13)	(152,865)
Common stock held in grantor trusts	(2,847)	—	—		(2,847)
Loans to executive officer	(215)	(2,384)	2,384	(13)	(215)
Accumulated other comprehensive income	1,002	27	(27	)(13)	1,002
Total stockholders’ equity	3,688	(14,819)	84,819		73,688
Total liabilities and stockholders’ equity	$741,486	$186,059	$207,260		$1,134,805

(1)          Represents the historical financial position for United Industries as of June 30, 2004, including Nu-Gro.  The final purchase price allocation for the Nu-Gro acquisition will be determined upon obtaining the final independent third-party valuation report.

(2)          Represents the historical financial position for UPG as of June 30, 2004, which does not have similar seasonal characteristics as United Industries due to the difference in sales seasons and products sold.  United Industries experiences peak sales during the first and second quarters of each year, with sales declining later in the year as the lawn and garden season ends.  UPG’s sales have less fluctuation throughout the year.

(3)          Adjustment to reflect proceeds of (i) $250.0 million received under the Company’s amended senior credit facility, which now consists of (a) a $130.0 million U.S. dollar denominated revolving credit facility; (b) a $510.0 million U.S. dollar denominated term loan facility; (c) a $75.0 million U.S. dollar denominated second lien term loan facility; and (d) a Canadian dollar denominated term loan facility valued at U.S. $50.0 million; (ii) $70.0 million received from the sale of common stock to affiliates of Thomas H. Lee Partners, the Company’s largest shareholder, Banc of America Securities LLC and certain UPG selling shareholders; and (iii) $50.0 million in borrowings under the Company’s revolving credit facility, offset by payments of (i) $250.8 million to UPG’s shareholders to consummate the acquisition; (ii) $104.9 million to repay outstanding obligations to UPG’s lenders; (iii) $5.0 million for financing fees; (iv) $5.4 million for transaction costs; (v) $3.3 million for cash balances of UPG on the date of acquisition; and (vi) $2.5 million for interest and other costs.

(4)          Adjustment to write-up the value of inventory to estimated fair value.

(5)          Adjustment to write-up the value of property, plant and equipment to estimated fair value.

(6)          Adjustment to reflect the establishment of deferred tax liabilities, using an effective tax rate of 38%, related to the write-up of inventory, property, plant and equipment and identifiable intangible assets to estimated fair value as a result of the acquisition.  The adjustment for these deferred tax liabilities are presented as an offset to United Industries’ existing deferred tax asset, the current portion of which is included in prepaid expenses and other current assets.  The adjustment is derived from the carry forward of the historical tax bases of the related assets.

(7)          Adjustment to write-off historical goodwill and record goodwill created as a result of the acquisition.

(8)          Adjustment to record intangible assets (other than goodwill) resulting from the acquisition based on estimated fair values.  The adjustment reflected herein is based on current and preliminary assumptions and valuation information, which are subject to change.  For purposes of the pro forma adjustments shown herein, management has estimated an adjustment to trade names intangible assets of $62.2 million, which are currently being amortized using the straight-line method over periods ranging from 15 to 30 years, customer relationship intangible assets of $55.8 million, which are currently being amortized using the straight-line method over periods ranging from 5 to 10 years, and other intangible assets, primarily patents, of $37.2 million, which are currently being amortized using the straight-line method over periods ranging from 10 to 15 years.  The value of the intangible assets represents the estimated future economic benefits resulting from the acquisition.  This value was estimated by considering cash flows associated with and estimated lives of such intangible assets based on historical experience.  Material changes to these preliminary values, useful lives and method of amortization are possible upon obtaining complete valuation information from an independent third party valuation firm.  The impact of the amortization of these adjustments is to increase selling, general and administrative expense by approximately $7.7 million for the six months ended June 30, 2004 and $15.3 million for the year ended December 31, 2003.

(9)          Adjustment to reflect deferred financing fees of $5.0 million incurred in connection with the amendment of the Company’s senior credit facility, as described above, to partially fund the acquisition, offset by the write-off of $5.9 million in costs related to the acquisition by United Industries and $1.5 million of deferred financing fees, both previously recorded by UPG.

(10)    Adjustment to reflect the repayment of current maturities of long-term debt of $9.0 million for UPG using a portion of the proceeds received in connection with the Company’s amended senior credit facility, as described above.

(11)    Adjustment to reflect borrowings of $50.0 million under the Company’s amended senior credit facility, as described above, a portion of which was used to partially fund the acquisition, net of the repayment of $15.5 million in short-term borrowings for UPG using a portion of the proceeds received in connection with such borrowings.

(12)    Adjustment to reflect borrowings of $250.0 million received in connection with the Company’s amended senior credit facility, as described above, partially offset by the repayment of long-term debt, net of current maturities, of $80.4 million for UPG using a portion of the proceeds under the amended senior credit facility.

(13)    Adjustment to reflect the redemption of all of UPG’s outstanding redeemable and convertible preferred stock and to eliminate UPG’s historical stockholders’ equity.

(14)    Adjustment to reflect the issuance of $70.0 million in common stock, the proceeds of which were used to fund the acquisition, as described above, partially offset by adjustments to eliminate amounts included in UPG’s historical stockholders’ equity.

United Industries Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2004

(Dollars in thousands, except where indicated)

The following preliminary unaudited pro forma condensed combined statement of operations presents the historical statements of operations of United Industries, Nu-Gro and UPG as if the companies had been combined on January 1, 2003:

	For the Six Months Ended June 30, 2004
	United Industries Historical (1)	Nu-Gro Historical (2)	Pro Forma Adjustments		UPG Historical (3)	Pro Forma Adjustments		Total

Net sales	$422,538	$67,234	$—		$122,204	$—		$611,976
Operating costs and expenses:
Cost of goods sold	269,265	46,261	—		77,269	5,051	(7)	397,846
Selling, general and administrative expenses	89,765	7,375	2,878	(4)	26,890	2,716	(8)	129,624
Total operating costs and expenses	359,030	53,636	2,878		104,159	7,767		527,470
Operating income	63,508	13,598	(2,878)		18,045	(7,767)		84,506
Interest expense	21,528	413	460	(5)	10,291	(120	)(9)	32,572
Interest income	371	—	—		—	—		371
Income before income tax expense	42,351	13,185	(3,338)		7,754	(7,647)		52,305
Income tax expense	12,631	2,937	(1,252	)(6)	5,184	(2,906	)(10)	16,594
Net income	$29,720	$10,248	$(2,086)		$2,570	$(4,741)		$35,711

(1)          Represents the historical operating results for United Industries for the six months ended June 30, 2004, including the results of Nu-Gro from April 30, 2004 through June 30, 2004.

(2)          Represents the historical operating results for Nu-Gro for the period from January 1, 2004 to April 30, 2004.

(3)          Represents the historical operating results for UPG for the six months ended June 30, 2004.

(4)          Adjustment to record incremental amortization expense related to intangible assets (other than goodwill) acquired in the Nu-Gro acquisition based on estimated fair values.  Intangible assets acquired included trade names and customer relationships, which are being amortized using the straight-line method over periods ranging from 15 to 30 years and 5 to 10 years, respectively.

(5)          Represents incremental interest expense related to the new senior credit facility executed by United Industries on April 30, 2004, a portion of the proceeds of which were used to finance the Nu-Gro acquisition.  Additional information regarding the Nu-Gro acquisition and related pro forma financial information and related adjustments is included in Form 8-K filed by the Company on April 30, 2004 and Form 8-K/A filed by the Company on July 9, 2004.

(6)          Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma 2004 statutory tax rate of 38%.

(7)   Adjustment to record incremental depreciation expense related to property and equipment acquired in the UPG acquisition based on estimated fair values.  Such property and equipment is being depreciated using the straight-line method over varying periods, the average of which is approximately 10 years.  The adjustment also includes a reclassification of $4.9 million from selling, general and administrative expenses related to freight costs to conform with the accounting treatment for such costs by United Industries.

(8)          Adjustment to record incremental amortization expense related to intangible assets (other than goodwill) acquired in the UPG acquisition based on estimated fair values.  Intangible assets acquired include trade names, customer relationships and other intangible assets, which are being amortized using the straight-line method over periods ranging from 15 to 30 years, 5 to 10 years and 10 to 15 years, respectively.  See the note to adjustment (8) to the Unaudited Pro Forma Condensed Combined Balance Sheet contained elsewhere herein.  Also see the note to adjustment (7) above regarding reclassification of freight costs.

(9)          Represents the change in interest expense related to the amended senior credit facility executed by United Industries on July 30, 2004, a portion of the proceeds of which were used to finance the UPG acquisition.  The amended senior credit facility includes a $130 million U.S. dollar denominated revolving credit facility; (b) a $510 million U.S. dollar denominated term loan facility; (c) a $75 million U.S. dollar denominated second lien term loan facility; and (d) a Canadian dollar denominated term loan facility valued at U.S. $50 million.  The weighted average interest rates used to calculate the interest adjustment were 3.07% for variable-rate debt and 9.875% for fixed-rate debt.  If the interest rates used in the calculation of incremental interest expense changed by 1/8%, interest expense would have changed by $0.4 million for the six months ended June 30, 2004.

The interest adjustment of $0.1 million represents a net decrease in interest expense for the six months ended June 30, 2004, resulting from the amended senior credit facility, and consists of the following:

Add interest incurred under the United Industries senior credit facility:
Interest based on amended United Industries facility	$3,133
Amortization of debt issuance costs over remaining term of 7 years	1,104
4,237

Less interest expense on UPG indebtedness repaid	(4,357)
$(120)

(10)    Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma 2004 statutory tax rate of 38%.

United Industries Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2003

(Dollars in thousands, except where indicated)

The following preliminary unaudited pro forma condensed combined statement of operations presents the historical statements of operations of United Industries, Nu-Gro and UPG as if the companies had been combined on January 1, 2003:

	For the Year Ended December 31, 2003
	United Industries Historical (1)	Nu-Gro Historical (2)	Pro Forma Adjustments		UPG (3)	UPG Acquisitions (4)	Pro Forma Adjustments		Total

Net sales	$536,146	$164,340	$—		$217,808	$14,421	$—		$932,715
Operating costs and expenses:
Cost of goods sold	328,238	123,850	—		140,527	7,708	7,918	(8)	608,241
Selling, general and administrative expenses	139,042	24,178	4,136	(5)	49,840	1,665	7,614	(9)	226,475
Total operating costs and expenses	467,280	148,028	4,136		190,367	9,373	15,532		834,716
Operating income	68,866	16,312	(4,136)		27,441	5,048	(15,532)		97,999
Interest expense	38,237	1,182	(2,665	)(6)	8,189	(136)	6,297	(10)	51,104
Interest income	2,024	—	—		—	—	—		2,024
Income before income tax expense (benefit)	32,653	15,130	(1,471)		19,252	5,184	(21,829)		48,919
Income tax expense (benefit)	(82,851)	5,586	(552	)(7)	7,738	2,423	(8,295	)(11)	(75,951)
Net income	$115,504	$9,544	$(919)		$11,514	$2,761	$(13,534)		$124,870

(1)          Represents the historical operating results for United Industries for the year ended December 31, 2003.

(2)          Represents the historical operating results for Nu-Gro for the year ended December 31, 2003, but also includes the historical operating results of Greenleaf Group (Greenleaf), acquired by Nu-Gro on November 3, 2003, as if Greenleaf had been acquired on January 1, 2003.  Revenues and net income of Greenleaf were $23.5 million and $1.0 million, respectively, for the period from January 1, 2003 to November 3, 2003, the acquisition date.

(3)          Represents the historical operating results for UPG for the year ended December 31, 2003.

(4)   Represents the historical operating results of Dingo Brand, LLC (Dingo), acquired by UPG on January 1, 2004, and two companies, collectively called Pets ‘N People (PNP), acquired by UPG on June 13, 2003, as if each of these three companies had been acquired on January 1, 2003.

(5)          Adjustment to record incremental amortization expense related to intangible assets (other than goodwill) acquired in the Nu-Gro acquisition based on estimated fair values.  Intangible assets acquired included trade names and customer relationships, which are being amortized using the straight-line method over periods ranging from 15 to 30 years and 5 to 10 years, respectively.

(6)          Represents incremental interest expense related to the new senior credit facility executed by United Industries on April 30, 2004, a portion of the proceeds of which were used to finance the Nu-Gro acquisition.  Additional information regarding the Nu-Gro acquisition and related pro forma financial information and related adjustments is included in Form 8-K filed by the Company on April 30, 2004 and Form 8-K/A filed by the Company on July 9, 2004.

(7)          Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma 2003 statutory tax rate of 38%.

(8)   Adjustment to record incremental depreciation expense related to property and equipment acquired in the UPG acquisition based on estimated fair values.  Such property and equipment is being depreciated using the straight-line method over varying periods, the average of which is approximately 10 years.  The adjustment also includes a reclassification of $7.7 million from selling, general and administrative expenses related to freight costs to conform with the accounting treatment for such costs by United Industries

(9)          Adjustment to record incremental amortization expense related to intangible assets (other than goodwill) acquired in the UPG acquisition based on estimated fair values.  Intangible assets acquired include trade names, customer relationships and other intangible assets, which are being amortized using the straight-line method over periods ranging from 15 to 30 years, 5 to 10 years and 10 to 15 years, respectively.  See the note to adjustment (8) to the Unaudited Pro Forma Condensed Combined Balance Sheet contained elsewhere herein.  Also see the note to adjustment (8) above regarding reclassification of freight costs.

(10)    Represents incremental interest expense related to the amended senior credit facility executed by United Industries on July 30, 2004, a portion of the proceeds of which were used to finance the UPG acquisition.  The amended senior credit facility includes a $130 million U.S. dollar denominated revolving credit facility; (b) a $510 million U.S. dollar denominated term loan facility; (c) a $75 million U.S. dollar denominated second lien term loan facility; and (d) a Canadian dollar denominated term loan facility valued at U.S. $50 million.  The weighted average interest rates used to calculate the interest adjustment were 3.37% for variable-rate debt and 9.875% for fixed-rate debt.  If the interest rates used in the calculation of incremental interest expense changed by 1/8%, interest expense would have changed by $0.8 million for the year ended December 31, 2003.

The interest adjustment of $6.3 million represents a net increase in interest expense for the year ended December 31, 2003, resulting from the amended senior credit facility, which consists of the following:

Add interest incurred under the United Industries senior credit facility:
Interest based on amended United Industries facility	$11,490
Amortization of debt issuance costs over remaining term of 7 years	2,209
13,699

Less interest expense on UPG indebtedness repaid	(7,402)
$6,297

(11)    Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma 2003 statutory tax rate of 38%.

United Industries Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Information

For the Year Ended December 31, 2003

(Dollars in thousands, except where indicated)

The final allocation of the purchase price will be based on a final evaluation of the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed as of the acquisition date.  The preliminary allocation, based on information currently available, is summarized as follows:

July 30, 2004
Purchase price:
Cash	$366,500
Transaction costs	5,400
Total purchase price	$371,900

Allocation of purchase price:
Assets:
Accounts receivable	$27,615
Inventories	47,067
Other current assets	9,789
Property, plant and equipment	25,215
Goodwill	161,182
Intangible assets	185,866
Other assets	8,071
Liabilities:
Accounts payable	(11,637)
Accrued expenses	(19,101)
Deferred income taxes	(62,167)
Total purchase price	$371,900